EXHIBIT 99.1
Wintrust Financial Corporation
9700 West Higgins Road, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE                        January 28, 2020

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES EXECUTIVE OFFICER PROMOTIONS

ROSEMONT, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or the “Company”) (Nasdaq: WTFC) today announced that the Company’s Board of Directors has made the following appointments, effective February 2, 2020:

Edward J. Wehmer will become Founder and Chief Executive Officer. Wehmer currently serves as President and Chief Executive Officer.

David A. Dykstra will become Vice Chairman, Chief Operating Officer, Wintrust Financial Corporation. Dykstra currently serves as Senior Executive Vice President, Chief Operating Officer.

Richard B. Murphy will become Vice Chairman, Lending, Wintrust Financial Corporation. Murphy currently serves as Executive Vice President, Chief Credit Officer.

Timothy S. Crane will become President, Wintrust Financial Corporation. Crane currently serves as Executive Vice President, Senior Market Head and Treasurer.

Edward J. Wehmer, President and Chief Executive Officer of the Company, said “We are proud to be elevating three of our most experienced leaders who have been integral to the strategic development of our business and look forward to their continued leadership in successfully managing our growth into the future.
“In connection with Dave, Rich and Tim’s new roles, we also are making a number of other internal promotions, challenging a diverse group of current and emerging leaders to take on new and broader roles within Wintrust,” Wehmer said. “In short, we are developing tomorrow’s leaders today, so that they will help perpetuate the culture that has been integral to our successes thus far.”

About Wintrust
Wintrust is a financial holding company with assets of over $35 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, with over 180 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, Wintrust operates various non-bank business units including business units which provide commercial and life insurance premium financing in the United States, a premium finance company operating in Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services and qualified intermediary services for tax-deferred exchanges.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's most recent Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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